Exhibit 4.2
CONSENT OF GREENBERG TRAURIG LLP
June 15, 2009
We hereby consent to the references to our name contained in the heading “Legal Matters” in the take-over bid circular included in the Registration Statement on Form F-8 dated the date hereof relating to the registration of common shares of Silvercorp Metals Inc.
Sincerely,
/s/ GREENBERG TRAURIG LLP
Greenberg Traurig LLP